Exhibit 99.1

TREE.COM REPORTS THIRD QUARTER 2011 RESULTS

CHARLOTTE, N.C., November 11, 2011 — Tree.com, Inc. (NASDAQ: TREE) today announced for the quarter ended September 30, 2011, net income of $12.6 million, or $1.14 per share, compared to the $17.8 million net loss, or $1.62 per share, in the second quarter 2011.  This is an increase from the $1.8 million net income, or $0.16 per share in the third quarter 2010.   Contributing to the improvement in the third quarter was a $7.8 million gain on sale from the previously-disclosed sale of the remaining assets of the Real Estate business on September 16, 2011.

Revenue in the third quarter was $50.7 million, up $7.3 million from the prior quarter and down $2.5 million from the prior year.  Third quarter 2011 Adjusted EBITDA was $9.1 million, a $19.6 million improvement from the second quarter 2011 and a $3.5 million improvement from the third quarter 2010.

In the continuing operations, Tree.com reported a net loss of $3.7 million, or $0.33 per share, which is an improvement over the $8.1 million net loss from continuing operations reported in the second quarter 2011 and the $7.5 million net loss from continuing operations in the third quarter 2010.  Third quarter 2011 revenue from continuing operations was $13.1 million, down from $16.9 million in the second quarter 2011 and $15.2 million in the third quarter 2010.  Third quarter 2011 Adjusted EBITDA from continuing operations was a loss of $0.5 million, a $4.8 million improvement from the second quarter 2011 and a $5.9 million improvement from the third quarter 2010.  LendingTree Loans (“LTL”) and Real Estate are reported as discontinued operations for all periods presented.

Doug Lebda, Chairman and CEO of Tree.com stated, “We are pleased with our overall performance in the third quarter.  The actions taken in Q2 to bring the business to a more profitable and scalable position are paying off, and Adjusted EBITDA from continuing operations improved nearly $5 million quarter over quarter.  At LendingTree Loans we felt the benefit of lower interest rates which created an increase in refinance mortgage activity, and as a result LTL revenue increased by more than 40% from Q2.”

Tree.com SVP of Financial Planning & Analysis Tamara Kotronis added, “Over the course of the third quarter, mortgage rates continued to drop to historic lows.  Market conditions, in addition to increased marketing efficiencies, contributed to a drop in our marketing expense on a continuing operations basis as a percentage of revenue to 65% in the quarter, down from 90% in Q2.  Furthermore, general and administrative costs in our continuing operations were 16% lower in Q3 compared to the prior quarter.  We continue to have a laser focus on achieving profitability and will push to close the gap to profitability in Q4 in the face of anticipated seasonal headwinds.”

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Information Regarding Segment Reporting

The Company exited the real estate brokerage business in the first quarter 2011, sold the remaining assets of the Real Estate business in the third quarter of 2011, and has a pending sale of the assets of the LendingTree Loans business to Discover Bank.  All of these operations are reported as discontinued operations and prior periods have been recast to conform to this presentation.  The Company’s continuing operations are now one reportable segment, which represents the previous Exchanges segment.

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q3 2011	Q2 2011	% Change	Q3 2010	% Change
Revenue
Match Fees	$12.4	$16.0	(23)%	$12.9	(4)%
Closed Loan Fees	$0.4	$0.5	(28)%	$1.7	(77)%
Other	$0.3	$0.4	(7)%	$0.7	(51)%
Revenue from Continuing Ops	$13.1	$16.9	(23)%	$15.2	(14)%
Revenue from Discontinued Ops	$37.6	$26.5	42%	$38.0	(1)%
Total Revenue	$50.7	$43.4	17%	$53.2	(5)%

Adjusted EBITDA *
From Continuing Ops	$(0.5)	$(5.3)	90%	$(6.4)	92%
From Discontinued Ops	$9.6	$(5.2)	NM	$12.0	(20)%
Total Adjusted EBITDA	$9.1	$(10.5)	NM	$5.6	61%

EBITDA *
From Continuing Ops	$(2.2)	$(6.5)	67%	$(6.3)	66%
From Discontinued Ops	$9.0	$(9.1)	NM	$10.3	(13)%
Total EBITDA	$6.8	$(15.6)	NM	$4.0	72%

Net Income/(Loss)
Net Loss from Continuing Ops	$(3.7)	$(8.1)	54%	$(7.5)	51%
Net Income/(Loss) from Discontinued Ops	$16.3	$(9.7)	NM	$9.3	74%
Net Income/(Loss)	$12.6	$(17.8)	NM	$1.8	593%

Net Income/(Loss) Per Share	$1.14	$(1.62)	NM	$0.16	613%
Diluted Net Income/(Loss) Per Share	$1.13	$(1.62)	NM	$0.16	606%

From Continuing Operations:
Net Loss Per Share	$(0.33)	$(0.73)	55%	$(0.68)	51%
Diluted Net Loss Per Share	$(0.33)	$(0.73)	55%	$(0.68)	51%

Metric for Continuing Ops:
Matched requests (000s)	277.0	311.4	(11)%	282.5	(2)%

Metrics for Discontinued Ops:
LTL Purchased Loan Requests	117.2	177.3	(34)%	69.0	70%
LTL Closing - units (000s)	3.5	3.0	14%	3.3	4%
LTL Closing - units (dollars)	$746.9	$617.3	21%	$721.9	3%

NM = Not Meaningful

* EBITDA and Adjusted EBITDA are Non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on Adjusted EBITDA

Information Regarding Q3 Results

Continuing Operations

Third quarter 2011 revenue from continuing operations was down $3.8 million, or 23%, from the second quarter 2011, and down $2.1 million, or 14%, from third quarter 2010.  In the mortgage exchanges, revenue was down $2.5 million, or 20%, compared to the second quarter 2011 driven by 18% fewer transmitted loan customers.  While the continuing drop in interest rates created additional consumer activity and interest in refinancing, many lenders were at capacity in the quarter.  This resulted in fewer lenders per transmitted consumer compared to the second quarter 2011.  Non-mortgage transmitted consumer requests were down slightly, showing a 4% decrease from second quarter 2011.  Combined, total mortgage and non-mortgage transmitted consumer requests were down 11%.

Looking year over year, revenue from continuing operations was down $2.1 million, or 14% compared to the third quarter 2010, driven by lower mortgage exchange revenue.  Total matched loan consumers were up 13% over the third quarter 2010.  However, the average number of lenders per transmitted consumer declined 13%.  Also, the Company has seen a year-over-year product shift from refinance mortgage toward purchase mortgage, which generates lower revenue per matched lead than refinance.  Purchase as a percentage of total mortgage transmits increased from 41% in the third quarter 2010 to 45% in the third quarter 2011.   The decrease in the number of lenders per transmitted consumer and the shift toward purchase mortgage are the primary drivers of the revenue decline compared to the third quarter 2010.

Despite lower revenue, Adjusted EBITDA from continuing operations showed a substantial improvement in the third quarter 2011.  Adjusted EBITDA from continuing operations in the third quarter was a loss of $0.5 million, up from the $5.3 million loss in the second quarter 2011 and the $6.4 million loss in the third quarter 2010.  In both the quarter-over-quarter and year-over-year comparisons, market conditions highlighted by lower interest rates as well as improved marketing efficiencies contributed to the Company’s lower marketing expense.  Total Selling and Marketing costs were down $6.8 million, or 44%, from second quarter levels and down $4.5 million, or 35%, from third quarter 2010.  Additionally, third quarter 2011 results reflect reductions in fixed costs throughout the enterprise. General and administrative expense in the third quarter 2011 was 16% lower than the second quarter 2011 and 30% lower than the third quarter 2010.

Discontinued Operations

In the third quarter 2011, LendingTree Loans realized the benefit of favorable market conditions, which resulted in an $11.1 million, or 46%, increase in revenue in discontinued operations quarter over quarter.  This was driven by an increase in closed units at LTL, up 14% quarter-over-quarter, and higher revenue per closed unit, which was up 28% over second quarter 2011.  Looking year-over-year revenue in discontinued operations was down slightly, 1% lower compared to the third quarter 2010, with LTL up $2.3 million on 4% more closed units and Real Estate down $2.7 million reflecting the shutdown of the company-owned brokerage in early 2011.

Third quarter Adjusted EBITDA for discontinued operations was $9.6 million, a $14.7 million improvement over the second quarter 2011.  LTL benefitted from lower marketing expense as a result of lower rates and improved marketing efficiencies, which contributed to the quarter-over-quarter Adjusted EBITDA improvement.  Compared to the third quarter 2010, Adjusted EBITDA in discontinued operations was $2.4 million lower.  Although LTL produced higher revenue compared to the prior year, gross margins were flat due to loan officer compensation regulations that drove a $2.3 million increase in variable compensation costs.  Loan officer compensation increased from 20% of total revenue at LTL in the third quarter 2010 to 25% of total revenue in the third quarter 2011.  In addition, general and administrative costs in discontinued operations in the third quarter 2011 were $1.2 million, or 16%, higher than the third quarter 2010.  This increase was driven largely by the acquisition of Surepoint which was completed in the first quarter 2011, and partially offset by lower real estate related fixed costs after the shutdown of the company owned brokerage operations in early 2011.

As of September 30, 2011, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity, plus a $25.0 million uncommitted line. In October, one of the two committed lines of credit was increased by $25.0 million, and LendingTree Loans obtained a third warehouse line for $100.0 million, bringing the total committed borrowing capacity to $275.0 million.  The $25.0 million uncommitted line with one of these lenders was terminated on October 31, 2011. Borrowings under the lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by LendingTree Loans.  The loans held for sale and warehouse lines of credit balances as of September 30, 2011, were $185.3 million and $141.9 million, respectively.

In keeping with the Company’s previously announced strategy, the Company has now exited the Real Estate business.  As previously disclosed, in March 2011 the Company made the decision to discontinue the operations of the

Company’s real estate brokerage business.  On September 16, 2011, the Company completed the sale of the remaining assets of the Real Estate business for a total sale price of $8.25 million.  Going forward, the Company will utilize third-party relationships to continue to monetize real estate traffic generated on the LendingTree site.  Discontinued operations for the third quarter 2011 reflect $0.5 million restructuring expense related to the asset sale and the discontinuation of certain contracts.

Liquidity and Capital Resources

As of September 30, 2011, Tree.com had $10.3 million in unrestricted cash and cash equivalents, compared to $34.3 million as of June 30, 2011.  During the third quarter the LendingTree Loans utilized an additional $30 million of unrestricted cash for funding loans at LendingTree Loans.  These loans were sold in October 2011, and the proceeds were returned to LendingTree Loans as unrestricted cash.  LendingTree Loans elected to fund loans with its own cash in order to take advantage of the positive refinance market conditions as it reached borrowing capacity on its warehouse lines.  LendingTree Loans has now increased its warehouse lines as discussed above.

During the third quarter and for the nine months of 2011, Tree.com did not purchase any shares under its previously announced $10 million share repurchase program.  The program began in February 2010 and has approximately $4.3 million of share repurchase authorization remaining.

Update on Sale of LendingTree Loans Assets

On November 7, 2011, Discover Bank elected to extend the end date upon which either party could terminate the Asset Purchase Agreement by 30 days to December 8, 2011, and paid the required extension payment of $1 million to the Company’s HLC, Inc. subsidiary.  Discover Bank is permitted up to three additional 30-day extensions in certain circumstances.  Discover Bank must pay a $1 million extension fee to HLC, Inc. to exercise each of the second and third extensions and a $2 million extension to exercise the fourth extension.  All extension payments, including the one received in November, will be credited against the purchase price due at closing.  For a more complete discussion of the closing conditions, end date extension rights and associated fees, termination fees and other provisions of the Asset Purchase Agreement, please see the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 2, 2011.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing Tree.com’s third quarter financial results and certain other matters described herein on Friday, November 11, 2011 at 11:00 a.m. Eastern Time (ET).  The live audio cast is open to the public at http://investor-relations.tree.com/.

Conference call

Dial in #:  877-681-3367

719-325-4815 outside the United States/Canada

To listen to a replay of the call

Toll free #: 888-203-1112

719-457-0820 from outside the United States/Canada

Replay Passcode: 2002428

Replay will be available beginning at 2:00 p.m. Eastern Time on Friday, November 11 until 11:59 p.m. on Friday, December 2, 2011.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenue	$13,101	$15,204	$43,951	$48,013
Cost of revenue (exclusive of depreciation shown separately below)	1,001	1,346	3,529	3,654
Gross margin	12,100	13,858	40,422	44,359
Operating expenses
Selling and marketing expense	8,475	12,944	39,246	38,901
General and administrative expense	4,388	6,295	15,059	18,666
Product development	681	805	2,677	2,554
Litigation settlements and contingencies	212	74	5,206	102
Restructuring expense	498	46	990	2,718
Amortization of intangibles	213	307	787	922
Depreciation	1,393	823	3,677	2,297
Asset impairments	—	—	250	—
Total operating expenses	15,860	21,294	67,892	66,160
Operating loss	(3,760)	(7,436)	(27,470)	(21,801)
Other income (expense)
Interest income	—	—	—	7
Interest expense	(110)	(60)	(266)	(392)
Total other expense, net	(110)	(60)	(266)	(385)
Loss before income taxes	(3,870)	(7,496)	(27,736)	(22,186)
Income tax benefit (provision)	185	(42)	(117)	(850)
Net loss from continuing operations	(3,685)	(7,538)	(27,853)	(23,036)
Gain from sale of discontinued operations, net of tax	7,752	—	7,752	—
Income (loss) from operations of discontinued operations, net of tax	8,531	9,357	(24,615)	17,910
Income (loss) from discontinued operations	16,283	9,357	(16,863)	17,910
Net income (loss) available to common shareholders	$12,598	$1,819	$(44,716)	$(5,126)
Weighted average common shares outstanding	11,037	11,023	10,978	10,993
Weighted average diluted shares outstanding	11,120	11,163	10,978	10,993
Net loss per share from continuing operations
Basic	$(0.33)	$(0.68)	$(2.54)	$(2.10)
Diluted	$(0.33)	$(0.68)	$(2.54)	$(2.10)
Net income (loss) per share available to common shareholders
Basic	$1.14	$0.16	$(4.07)	$(0.47)
Diluted	$1.13	$0.16	$(4.07)	$(0.47)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(unaudited) (In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$10,331	$68,819
Restricted cash and cash equivalents	12,955	8,155
Accounts receivable, net of allowance of $118 and $131, respectively	5,443	3,564
Prepaid and other current assets	1,038	1,043
Current assets of discontinued operations	203,950	130,701
Total current assets	233,717	212,282
Property and equipment, net	9,191	7,598
Goodwill	3,632	3,632
Intangible assets, net	40,295	41,319
Other non-current assets	241	116
Non-current assets of discontinued operations	10,094	17,855
Total assets	$297,170	$282,802
LIABILITIES:
Accounts payable, trade	$11,691	$6,562
Deferred revenue	216	312
Deferred income taxes	4,221	2,358
Accrued expenses and other current liabilities	19,116	23,881
Current liabilities of discontinued operations	167,565	118,220
Total current liabilities	202,809	151,333
Income taxes payable	59	96
Other long-term liabilities	4,156	3,168
Deferred income taxes	12,201	13,962
Non-current liabilities of discontinued operations	18,797	12,422
Total liabilities	238,022	180,981
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,165,992 and 11,893,468 shares, respectively, and outstanding 11,042,731 and 10,770,207 shares, respectively	121	118
Additional paid-in capital	910,877	908,837
Accumulated deficit	(843,318)	(798,602)
Treasury stock 1,123,261 shares	(8,532)	(8,532)
Total shareholders’ equity	59,148	101,821
Total liabilities and shareholders’ equity	$297,170	$282,802

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(44,716)	$(5,126)
Less (income) loss from discontinued operations, net of tax	16,863	(17,910)
Net loss from continuing operations	(27,853)	(23,036)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities attributable to continuing operations:
Loss on disposal of fixed assets	210	3
Amortization of intangibles	787	922
Depreciation	3,677	2,297
Intangible impairment	250	—
Non-cash compensation expense	2,731	2,423
Non-cash restructuring expense	—	93
Deferred income taxes	101	1,023
Bad debt expense	32	45
Changes in current assets and liabilities:
Accounts receivable	(1,911)	212
Prepaid and other current assets	(122)	(898)
Accounts payable and other current liabilities	385	(15,658)
Income taxes payable	(58)	(388)
Deferred revenue	(96)	(155)
Other, net	988	3,043
Net cash used in operating activities attributable to continuing operations	(20,879)	(30,074)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(5,480)	(3,743)
Acquisitions	—	(50)
Other, net	(1,488)	2,186
Net cash used in investing activities attributable to continuing operations	(6,968)	(1,607)
Cash flows from financing activities attributable to continuing operations:
Issuance of common stock, net of withholding taxes	(950)	(575)
Purchase of treasury stock	—	(4,705)
(Increase) decrease in restricted cash	(3,325)	150
Net cash used in financing activities attributable to continuing operations	(4,275)	(5,130)
Total cash used in continuing operations	(32,122)	(36,811)
Net cash used in operating activities attributable to discontinued operations	(58,317)	(52,362)
Net cash used in investing activities attributable to discontinued operations	(9,310)	(1,256)
Net cash provided by financing activities attributable to discontinued operations	41,261	61,630
Total cash provided by (used in) discontinued operations	(26,366)	8,012
Net decrease in cash and cash equivalents	(58,488)	(28,799)
Cash and cash equivalents at beginning of period	68,819	86,093
Cash and cash equivalents at end of period	$10,331	$57,294

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

EBITDA and Adjusted EBITDA are Non-GAAP measures.  Below is a reconciliation of operating loss to EBITDA and Adjusted EBITDA, and operating loss to net loss.  See “Tree.com’s Principals of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
	(Dollars in thousands)
Operating loss from continuing operations	$(3,760)	$(7,968)	$(7,436)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	213	267	307
Depreciation	1,393	1,225	823
EBITDA from continuing operations	(2,154)	(6,476)	(6,306)
Restructuring expense	498	398	46
Asset impairments	—	250	—
Loss on disposal of assets	99	111	—
Non-cash compensation	824	788	656
Litigation settlements and contingencies	212	245	74
Post acquisition adjustments	—	(652)	(849)
Adjusted EBITDA from continuing operations	$(521)	$(5,336)	$(6,379)

Operating loss from discontinued operations	$8,531	$(9,737)	$9,357
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	44	71	212
Depreciation	394	589	701
EBITDA from discontinued operations	8,969	(9,077)	10,270
Restructuring expense	509	3,906	275
Asset impairments	—	—	—
Loss on disposal of assets	27	—	—
Non-cash compensation	75	5	122
Litigation settlements and contingencies	4	15	1,547
Post acquisition adjustments	—	—	(221)
Adjusted EBITDA from discontinued operations	$9,584	$(5,151)	$11,993

Reconciliation to net loss:
Operating loss from continuing operations per above	$(3,760)	$(7,968)	$(7,436)
Other expense, net	(110)	(76)	(60)
Loss before income taxes	(3,870)	(8,044)	(7,496)
Income tax provision	185	(37)	(42)
Net loss from continuing operations	(3,685)	(8,081)	(7,538)
Gain from sale of discontinued operations	7,752	—	—
Income (loss) from discontinued operations, net of tax	8,531	(9,737)	9,357
Net income (loss)	$12,598	$(17,818)	$1,819

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure discussed below.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will include Adjusted EBITDA pro forma adjustments for significant acquisitions and dispositions only if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no pro forma adjustments for significant acquisitions or dispositions included in EBITDA and Adjusted EBITDA.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include uncertainties surrounding the potential sale transaction related to the assets of our LendingTree Loans business, including: the uncertainty as to the timing of the closing, whether stockholders will approve the sale transaction, the possibility that competing offers for the assets will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2010, our Quarterly Report on Form 10-Q for the period ended March 31, 2011, and June 30, 2011, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, DegreeTree.comSM, LendingTreeAutos.com, DoneRight.com and ServiceTree.com.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, home services, education, auto and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com